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                                                                    EXHIBIT 99.2

MARVELL TECHNOLOGY GROUP LTD. COMPLETES ACQUISITION OF GALILEO TECHNOLOGY LTD.

SUNNYVALE, Calif. and MANOF, Israel--(BUSINESS WIRE)--Jan. 22, 2001--Marvell Technology Group Ltd. (Marvell) (NASDAQ: MRVL), a technology leader in the development of extreme broadband DSP-based mixed-signal integrated circuits for communications signal processing markets, today announced that it has completed the acquisition of Israel-based Galileo Technology Ltd. (Galileo).

Galileo, a market leader in communications systems on silicon, is one of the semiconductor industry's fastest growing suppliers of complex, high-performance, integrated circuit devices serving the needs of the LAN, MAN and WAN markets. Galileo is now a wholly-owned subsidiary of Marvell Technology Group Ltd. and will continue operations in Manof, Israel and San Jose, Calif. With Marvell and Galileo's technology leadership, the combined company is now positioned to provide a complete end-to-end solution for building networked communications systems. The merger also positions Marvell for significantly broader market opportunities in areas such as 10 Gigabit Ethernet, wireless and terabit-class communication solutions.

In connection with the acquisition, Marvell will issue approximately 29.1 million shares of its common stock to Galileo shareholders, which represents approximately 25% of the outstanding shares of Marvell common stock after the merger on a fully diluted basis. The acquisition will be accounted for under the purchase method of accounting and is immediately accretive. Shortly after the merger is effective, materials will be mailed to Galileo shareholders along with a letter of transmittal, which will instruct Galileo shareholders how to exchange their shares of Galileo for shares of Marvell.

Commencing today, revenue from Galileo's products will be reported as a component of Marvell's total data communications revenue. For it's most recent quarter ended December 31, 2000, Galileo recorded record revenue of $33.3 million, which represented an increase of 16% from the prior quarter, and earnings per share of $0.16. Galileo's new products, namely the GalNet(R) 2+, GalNet 3 and the Horizon(TM) families, continue to gain momentum in the market. Additionally, in December 2000, Galileo introduced its next-generation system controller platform, the Discovery family, for MIPS and PowerPC processors. As a combined company, Marvell has attained over 160 broadband communications design wins.

About Marvell

Marvell, comprises Marvell Technology Group Ltd. (MTGL) and its subsidiaries, Marvell Semiconductor Inc. (MSI), Marvell Asia Pte Ltd. (MAPL), Marvell Japan K.K. (MJKK), and Galileo Technology Ltd. (GALT). On behalf of MTGL, MSI designs, develops and markets integrated circuits utilizing proprietary Communications Mixed-Signal Processing (CMSP) and digital signal processing technologies for communications signal processing markets. MAPL is headquartered in Singapore and is responsible for Marvell's production and distribution operations. GALT develops high-performance communications Internetworking and Switching products for the data networking market. As used in this release, the terms "Company" and "Marvell" refer to the entire group of companies. The Company applies its technology to the extreme broadband communications market where its products are used in network access equipment to provide the interface between communications systems and data transmission media. MSI is headquartered at 645 Almanor Ave., Sunnyvale, Calif., 94085; phone: (408) 222-2500, fax: (408) 328-0120.



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SAFE HARBOR STATEMENT OF MARVELL UNDER THE PRIVATE SECURITIES LITIGATION REFORM
ACT OF 1995:

This release may contain forward-looking statements based on our current expectations, estimates and projections about our products, our industry, our markets, management's beliefs, and certain assumptions made by us. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "may," "will," "should," and variations of these words or similar expressions, are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, market results may differ materially and adversely from those expressed in any forward-looking statements in this release.

Important risks, uncertainties and assumptions that may cause such a difference for Marvell include, but are not limited to, the timing, cost and successful completion of technology and product development through volume production; the rate at which our present and future customers and end-users adopt this product; the timing and results of customer-industry qualification and certification of our products; the timing, pricing, rescheduling, or cancellation of significant customer orders; the risk that the Marvell and Galileo businesses will not be integrated successfully; and, costs related to the business combination.

For other factors that could cause the Company's results to vary from expectations, please see the 'Risk Factors' section of Marvell's Registration Statement on Form S-4 relating to the Company's merger and the Company's Quarterly Report on Form 10-Q for the quarter ended October 31, 2000.

We undertake no obligation to revise or update any forward-looking statements for any reason.

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Contact:

     Marvell
     George Hervey, 408/222-2500